Exhibit 21.1

SUPERIOR UNIFORM GROUP, INC.

List of Subsidiaries

As of December 31, 2010, the Registrant directly owned the following subsidiaries:

Fashion Seal Corporation	Las Vegas, Nevada
Superior Office Solutions	Las Vegas, Nevada
The Office Gurus LTDA De C.V., a subsidiary of Superior Office Solutions and Fashion Seal Corporation	El Salvador
The Office Masters LTDA De C.V., a subsidiary of Superior Office Solutions and Fashion Seal Corporation	El Salvador
Superior Office Solutions S.A, wholly owned subsidiary of Superior Office Solutions	Costa Rica
Scratt Kit S.R.L., wholly owned subsidiary of Superior Office Solutions	Costa Rica